Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road
Menlo Park, CA 94025-1015

June 18, 2019	+1 650 614 7400

orrick.com
NetApp, Inc.
1395 Crossman Ave
Sunnyvale, California 94089

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to NetApp, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of up to: (i) 36,929 shares of the Company’s Common Stock, par value $0.001 per share (the “Option Shares”), which may be issued pursuant to awards granted under the Cognigo Research Ltd. Amended and Restated Global Share Incentive Plan (2016) (the “Plan”); and (ii) 72,147 shares of the Company’s Common Stock, par value $0.001 per share (collectively with the Option Shares, the “Shares”), which may be issued pursuant to awards granted under the Plan.

In connection with rendering the opinion below, we have examined and relied upon: originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Plan and the related form documents; (c) the Company’s Certificate of Incorporation, as amended, included as Exhibit 4.1 to the Registration Statement; (d) the Company’s Bylaws, as amended, included as Exhibit 4.2 to the Registration Statement; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion.  We have also examined and relied upon certificates of public officials and the Company’s officers. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, and (c) the representations of officers and employees are correct as to questions of fact.

Our opinion herein is limited to the General Corporation Laws of the State of Delaware and the federal laws of the United States of Americas and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.  Without limitation, no opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

On the basis of the foregoing, we are of the opinion that the Shares, when issued against receipt of the consideration therefor and in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP